Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 (the “Registration Statement”) of our report dated March 17, 2022, relating to the financial statements and financial highlights of Western Asset High Income Fund II Inc., which appears in such Registration Statement. We also consent to the references to us under the headings Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements and Report of Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

March 17, 2022